Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

VantageSouth Bancshares, Inc.

Raleigh, North Carolina

We consent to the use of our report dated March 13, 2014, with respect to the consolidated balance sheets of VantageSouth Bancshares, Inc. and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2013 (Successor), for the period from February 1, 2012 through December 31, 2012 (Successor), and the period from January 1, 2012 through January 31, 2012 (Predecessor), incorporated herein by reference.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

July 3, 2014